                                                                    Exhibit 10.1

                                May & Speh, Inc.

                              Employment Agreement

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on January 15, 1997, by and between May & Speh, Inc., a Delaware corporation (the "Company"), and Eric Loughmiller ("Executive").

                                    RECITALS

     A. The Company is in the business of providing computer-based information management and data base services, direct marketing services, and data processing outsourcing services to customers.

     B. Each of the Company and Executive believe that Executive has the knowledge, skills and experience to provide significant value to the Company in the position of Chief Financial Officer.

     C. The Company desires to obtain the benefit of Executive's knowledge, skills and experience and assure itself of the ongoing right to Executive's services according to the terms and conditions set forth in this Agreement.

     D. Executive is willing and able to render services to the Company according to the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

     1.   Employment.

          (a) Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company, subject to the terms and conditions set forth in this Agreement.

          (b) Employment Term. The term of Executive's employment under this Agreement will begin effective as of January 15, 1997 (the "Effective Date"), and end on January 15, 2002 or such earlier date as Executive's employment terminates under Section 3 of this Agreement (the "Employment Term").

          (c) Title and Duties. Executive's title will be Executive Vice President and Chief Financial Officer. Executive will report to the Company's Chief Executive Officer, or such other officer as the Board of Directors may direct. Executive will have such powers and perform such duties as are normally incident to the position of Chief Financial Officer as provided in the

Company's by-laws and in accordance with applicable law. Executive will discharge his duties subject to and in observance of such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company.

          (d) Performance. Throughout the Employment Term, Executive shall devote substantially his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder, and do such travelling as may reasonably be required in connection with the performance of such duties and responsibilities.

     2.   Compensation and Related Matters.

          (a) Base Salary. For services rendered by Executive to the Company during the Employment Term the Company will pay Executive an annual base salary equal to $200,000 (the "Base Salary"), payable in periodic installments every other week, less income tax withholdings and other normal employee deductions. The Base Salary shall not be decreased during the Employment Term but may, at the sole discretion of the Company, from time to time be increased by an amount which the Company deems appropriate.

          (b) Bonus. For each fiscal year during the Employment Term, the Company will set a target bonus for Executive of at least $100,000. The amount of the bonus actually paid, if any, will be determined by the Company based upon Executive's performance and the achievement of the Company's financial objectives; provided, however, that in any event the Company will pay to Executive a bonus of not less than $50,000 for fiscal year 1997.

          (c) Stock Options. On the Effective Date, the Executive will be granted an option pursuant to the Company's 1994 Executive Stock Option Plan (the "Stock Option Plan") to purchase 200,000 shares of the Company's common stock (the "Stock Option"). The per share exercise price of the Stock Option will be the Fair Market Value (as defined in the Stock Option Plan), determined as of the day before the Effective Date, of a share of the Company's common stock. Subject to the terms of the Stock Option Plan and the form of Non-Qualified Stock Option Agreement attached to this Agreement as Exhibit A, the Stock Option will vest and become exercisable annually over a period of five years in annual installments according to the following schedule:

     First installment:     25,000 shares on January 15, 1998
     Second installment:    25,000 shares on January 15, 1999
     Third installment:     25,000 shares on January 15, 2000
     Fourth installment:    50,000 shares on January 15, 2001
     Fifth installment:     75,000 shares on January 15, 2002

          (d) Vacation. Throughout the Employment Term, Executive will be entitled to take, at such times as are mutually convenient to Executive and the Company, paid vacation days in accordance with the Company's policy; provided, however, that during the first year of the Employment Term Executive will be entitled to take no fewer than three weeks of paid vacation.

          (e) One-time Club Allowance. As compensation for the loss by Executive of a perquisite granted by his prior employer, the Company shall reimburse Executive to the extent of $37,000 for dues and related charges previously paid by Executive to Glen Oak Country Club. Executive acknowledges that the Company has satisfied its reimbursement obligation.

          (f) Fringe Benefits. The Company shall make available to Executive, throughout the Employment Term, such benefits and perquisites as are generally provided by the Company to its executive employees. Executive shall be eligible to participate in and receive coverage and benefits under all group insurance, stock ownership and other employee benefit plans, programs and arrangements of the Company which are now or hereafter adopted by the Company for the benefit of its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

          (g) Business Expenses. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by Executive in connection with the performance of his employment duties during the Employment Term. Such expenses shall include, but are not limited to, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

     3.   Termination.

          (a) For Cause. The Employment Term may be terminated at any time at the option of the Company for "Cause," as defined in this subsection (a), effective upon Notice of Termination, as defined in subsection (f), to Executive. As used in this Agreement, the term "Cause" means: (i) Executive's conviction of, or plea of nolo contendere to, a felony; (ii) Executive's breach of any legal duty of loyalty to the Company, misappropriation of the Company's funds, or dishonest, fraudulent, illegal or unethical business conduct; (iii) Executive's failure to satisfactorily perform his duties under section 1 of this Agreement or failure to comply with reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, which failure continues after notice from the Company and a reasonable cure period; (iv) Executive's breach of the obligations provided in sections 5, 6, and 7 of this Agreement; (v) Executive's illegal use of controlled substances, (vi) any material breach of this Agreement by the Executive (other than one identified above) which shall continue after notice from the Company and a reasonable cure period. Termination for Cause shall be effective immediately for those events described in subparagraphs (i), (ii), (iv), and
(v). Termination for Cause shall be effective immediately upon the giving of notice by the Company to Executive of the continuance of Executive's failure to perform or comply with respect to the items described in subparagraph (iii) above or the continuance of a breach described in subparagraph (vi) above. In the event that the Executive is purportedly terminated for cause and a court, arbitrator, or other tribunal having jurisdiction determines that

Cause was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to section 3(d) and Executive's rights and remedies will be governed by section 4(b) hereof, in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

          (b) Without Cause. The Company may terminate the Executive without Cause and for any reason effective upon Notice of Termination to the Executive or such later date as may be specified in such notice.

          (c) Death. The Employment Term shall terminate automatically effective upon the death of Executive.

          (d) Disability. The Employment Term shall terminate automatically effective upon Notice of Termination to Executive (or such later date as may be specified in such notice) following a determination by the Board of Directors that the Executive is unable to perform the essential functions of his employment position due to a disability of Executive that cannot be reasonably accommodated by the Company.

          (e) Termination by Executive. Executive may terminate the Employment Term upon Notice of Termination to the Company delivered at least 60 days before the effective date of termination.

          (f) Notice of Termination. Any termination of the Employment Term by the Company or by Executive (other than termination upon Executive's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the section so indicated.

          (g) Termination Disputes. If, within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     4.   Compensation upon Termination or During Disability.

          (a) Compensation Upon Termination For Cause or Voluntary Termination by Executive. If the Employment Term is terminated by the Company for Cause under section 3(a) of this Agreement, or if the Employment Term is terminated by the Executive under section 3(e) of this Agreement, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (ii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination.

          (b) Compensation Upon Termination Without Cause.

               (i) No Change of Control. If the Employment Term is terminated by the Company without Cause (other than because of death or disability) under section 3(b) and there has not been a Change in Control (as defined in the Stock Option Plan), the Company shall pay Executive (A) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, (B) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of Notice of Termination, and (C) severance pay in an amount equal to the unpaid portion of the Base Salary then in effect for the remainder of the fiscal year in which the Employment Term is terminated, payable in installments every other week less required deductions in accordance with the terms of section 2(a) above; provided, however, that in no event will Executive receive severance pay in an amount less than one-quarter of the annual Base Salary then in effect (i.e. three months severance pay).

               (ii) Upon Change in Control. If, in contemplation of or following a Change in Control (as defined in the Stock Option Plan), the Employment Term is terminated by the Company without Cause (other than because of death or disability) under section 3(b), the Company shall pay Executive (A) the compensation and benefits provided in section 4(b)(i)(A) and (B) above, and
(B) severance pay in an amount equal to the difference between the aggregate Base Salary (as then in effect) that Executive would have been paid had he continued to be employed by the Company through July 15, 1999, payable as provided in section 4(b)(i), minus the aggregate Fair Market Value (as defined in the Stock Option Plan) of the vested but unexercised shares subject to the Stock Option, as determined on the date of the Notice of Termination; provided, however, that in no event will Executive receive severance pay in an amount less than one-quarter of the annual Base Salary then in effect for the fiscal year in which the Employment Term is terminated (i.e. three months severance pay).

          (c) Compensation Upon Death. If the Employment Term is terminated by the death of the Executive, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary, or other compensation due to Executive as of the date of the Executive's death, and
(ii) any benefit payable under all employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death.

          (d) Compensation Upon Disability. If the Employment Term is terminated by the Company under section 3(d) of this Agreement due to Executive's disability, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and
(ii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination, provided, however, that in the event Executive is paid disability benefits under any disability benefit plan of the Company in which he participates, any salary payments made to Executive during such period shall be reduced by the sum of such amounts.

     5.   Confidential Information.

          (a) Disclosure and Use. Executive shall not disclose or use at any time, either during or after Executive's employment with the Company or any other direct or indirect subsidiary of the Company (collectively referred to herein as the "Company"), any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, of which Executive is or becomes informed or aware during his employment, whether or not developed by Executive, except
(i) as may be required for Executive to perform his employment duties with the Company; (ii) to the extent such information has been disclosed to Executive by a third party who is not subject to restriction on the dissemination of such information or becomes generally available to the public other than as a result of a disclosure by a party who is not subject to restriction on the dissemination of such information; (iii) information which must be disclosed as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (iv) unless Executive shall first secure the Company's prior written authorization. This covenant shall survive the termination of Executive's employment with the Company, and shall remain in effect and be enforceable against Executive for so long as any such Company secret or confidential information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. Executive shall execute such reasonable further agreements of Executive's obligations to the Company concerning non-disclosure of Company trade secrets and confidential information as the Company may require from time to time.

          (b) Return of Materials. Upon termination of the Employment Term, Executive (or in the event of termination due to Executive's death, his estate or devisee, legatee or other designee, as applicable) shall promptly deliver to the Company all assets of the Company, including materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive.

     6. Inventions and Discoveries. Executive hereby assigns to the Company all of his rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the Employment Term. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Executive's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this section 6 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to
(i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

     7.   Restrictive Covenants.

          (a) Restriction on Competition During Employment Term. During the Employment Term, Executive shall not, without the prior written authorization of the Board of Directors of the Company, directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to the Company's business welfare or engage in any activity whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to the Company's business welfare. This section 7(a) shall not, however, prohibit Executive from investing in the publicly traded securities issued by any such competitive or adverse corporation, provided the holdings thereof by Executive do not constitute more that two percent of any one class of such securities.

          (b) Restriction on Employee Solicitation Following Termination.
During the two-year period following the Employment Term, Executive shall not employ or attempt to employ or assist anyone else to employ any person who is at such time, or at any time during the preceding year was, an employee of or consultant to the Company, provided that this clause shall not restrict Executive from employing a third party vendor who supplies generic services to the industry. As used in this section 7, the verb "employ" shall include its variations, for example, retain, engage or conduct business with; the term the "Company" shall include subsidiaries or affiliates, if any, of the Company.

          (c) Acknowledgment. The parties acknowledge that the time, scope, and other provisions of this Agreement have been specifically negotiated by the parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of Executive's employment hereunder. In the event that any covenant contained in this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and to the maximum intent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     8. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render it valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

     9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled by arbitration in Chicago, Illinois, by JAMS/Endispute pursuant to JAMS/Endispute's Arbitration Rules. The decision of the arbitrator shall be final and binding upon both parties hereto. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     10. Enforcement. Executive hereby acknowledges that the Company would suffer irreparable injury if the provisions of sections 5, 6, and 7 herein, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach or threatened breach. Accordingly, Executive hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies (including those remedies provided in section 9), be preliminarily and permanently enjoined in a court of law or equity by the Company without bond.

     11. Legal Fees and Expenses. In the event of litigation under this Agreement, both the Company and Executive shall pay their own attorneys' fees and other legal expenses; provided, however, that (i) Executive shall pay the reasonable attorneys' fees and legal expenses of the Company in connection with an evidentiary hearing where Executive is enjoined either preliminarily or permanently due to his breach or threatened breach of any provision of this Agreement, and (ii) the Company shall pay Executive's reasonable attorneys' fees and legal expenses in connection with an evidentiary hearing which results in a court refusing to issue a preliminary or permanent injunction against Executive due to his breach or threatened breach of any provision of this Agreement.

     12.  General Provisions.

          (a) Notices. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by a facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

     To the Company:      May & Speh, Inc.
                          1501 Opus Place
                          Downers Grove, Illinois 60515
                          Attention: President
                          Fax: (630) 964-1747
     with a copy to:      Peter I. Mason
                          Freeborn & Peters
                          311 South Wacker Drive
                          Suite 3000
                          Chicago, Illinois 60606
                          Fax: (312) 360-6573

     To Executive:        Mr. Eric Loughmiller
                          902 Canyon Run Road
                          Naperville, Illinois 60565

Either the Company or Executive may, at any time, by notice to the other, designate another address for service of notice on such party. When the letter, facsimile, telegram or telex is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, telegram or telex, or within three days after it is sent, whichever is earlier.

          (b) Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

          (c) Captions and Headings. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          (d) Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

          (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

          (g) Entire Agreement. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

          (h) Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                     May & Speh, Inc.



                                     By:  /s/ Lawrence J. Speh
                                        ---------------------------------------
                                             Lawrence J. Speh, President



                                     /s/ Eric Loughmiller
                                     ------------------------------------------
                                           Eric Loughmiller



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                    [Signature Page to Employment Agreement]